SallieMae	N E W S	R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:	Investor Contact:
	Jim Boyle (703) 810-5605 Martha Holler (703) 810-5178	Jeff Heinz (703) 810-7751 Nam Vu (703) 810-7723

SLM CORPORATION ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE DEBENTURES

RESTON, Va., May 13, 2003 — SLM Corp. (NYSE:SLM) announced today that it intends to offer, subject to market and other conditions, $2 billion of convertible debentures through a private offering (such amount does not include an option to be granted to the initial purchasers to acquire additional debentures in an amount up to $300 million). The debentures will be convertible under certain conditions into shares of the SLM Corp. common stock and will mature in 2035. Concurrently with the private offering, the company intends to enter into equity forward contracts with the initial purchasers or their affiliates to acquire up to 1.5 million shares of its common stock.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. SLM Corp. intends to use the net proceeds of the offering for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

***

SLM Corporation (NYSE: SLM) is the nation’s leading provider of education funding, managing nearly $81 billion in student loans for more than seven million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. Celebrating its 30th anniversary this month, the company opened its doors in May 1973 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, Sallie Mae’s parent company name has changed, most recently to SLM Corporation (effective May 17, 2002). Through its specialized subsidiaries and divisions, the company also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical outsourcing services for colleges and universities. More information is available at http://www.salliemae.com . SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

###

Sallie Mae	•	11600 Sallie Mae Drive	•	Reston, Virginia 20193	•	www.salliemae.com